EXHIBIT 99.3
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                ANDRESMIN GOLD LISTS ON FRANKFURT STOCK EXCHANGE
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LIMA, PERU,  February 28, 2005 - Andresmin Gold Corporation  ("Andresmin" or the
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"Company")  (NASD  OTC-BB:  "ADGD") is pleased to announce that its common stock
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has been accepted for listing and trading on the Frankfurt Stock  Exchange.

The Frankfurt Stock Exchange trading symbol is "FQB" and the German securities code (WKN) is A0DK4X. Additionally, Andresmin trades under the same symbol on XETRA (Electronic Dealing System).

"Listing on the Frankfurt Exchange will increase the profile of Andresmin with both private and institutional investors in Germany and across Europe," stated Mr. Ian Brodie, President and CEO of Andresmin. "This opportunity to broaden our shareholder base comes at an excellent time for our company as we move into the next phase of our corporate growth initiative."

The Frankfurt Stock Exchange (FSE) is the largest of the eight German stock exchanges. Since the launch of Xetra it has offered its clients not only floor trading through brokers but also fully-electronic trading facilities, whereby orders from any point in the globe are automatically inputted to the order book on the central computer. The FSE is operated by Deutsche Borse AG. Visit the Frankfurt Stock Exchange at http://deutsche-boerse.com/.

About Andresmin Gold Corporation
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Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

For further information please contact:
Resourcex Group:
Toll (888) 689-1620
investor@andresmin.com
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www.andresmin.com
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THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, ANDRESMIN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.